Exhibit 10.1

Letter of interest by and between Isidro Medina and GGSM dated June 09,2014

June 9, 2014

ISIDRO MEDINA IBARRA

ARSENIO DE LA ROCHA ALARCON

JOSE ANGEL MARTINEZ AYON

DANIEL CASTRO VERDUGO

FRANCISCO VALENCIA ALARCON

San Ignacio, Sinaloa, México

Attention:	ISIDRO MEDINA IBARRA
Partner representative

Dear Sirs:

Re:  Acquisition of an Asset of Isidro Medina Ibarra and Others

The purpose of this letter (the “Letter of Intent”) is to set forth the mutual intentions of Gold and Gemstone Mining Mexico SRL de CV (“GGMM”) and Isidro Medina Ibarra (“MR. ISIDRO”) regarding the acquisition (“Acquisition”) of LOT MINING "SAN JOSE" located in Culiacan municipality, Sinaloa state, Mexico under number mining title 218155 from ISIDRO MEDINA IBARRA, ARSENIO DE LA ROCHA ALARCON, JOSE ANGEL MARTINEZ AYON, DANIEL CASTRO VERDUGO, FRANCISCO VALENCIA ALARCON by way of an option to purchase agreement ("Formal Agreement").  It is intended that the Acquisition will be completed pursuant to a plan of arrangement and will constitute the “Qualifying Transaction” of GGMM under the policies of the OTC Markets Exchange.  This Letter of Intent sets forth the basis upon which GGMM and MR. ISIDRO are prepared to negotiate with a view to entering into a binding agreement so as to effect the Acquisition.  This Letter of Intent, however, does not create a contract or impose obligations on the parties other than as set forth in sections 7, 8 and 9 below.

Each of GGMM and MR. ISIDRO have provided the other with certain information which describes their business, assets, financial and operating history and condition and prospects (such information is herein referred to as the “Disclosure Information”).  The transaction summarized in this Letter of Intent assumes that the Disclosure Information is accurate and complete in all material respects.

Due Diligence Investigations

1.

On or before June 15th, 2014, or such later date each of the parties will conduct due diligence investigations in respect of the other in connection with the Acquisition.  For purposes of such investigations, each party hereto (the “Disclosing Party”) will give or cause to be given to the other party (the “Reviewing Party”) and its agents and representatives full access to all books, records, financial and operating data and other information concerning the Disclosing Party as its agents and representatives may reasonably request.  If, at any time, the Reviewing Party determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby.  In such instance the Reviewing Party will notify the Disclosing Party of such fact and thereupon this letter will terminate and the parties hereto will have no further obligations hereunder except the obligations set forth in section 7 below.  Due diligence which might interfere with the Disclosing Party’s business affairs will be subject to its reasonable approval and control, as the case may be.

Negotiation and Execution of Formal Agreement

2.

While the parties are conducting the due diligence investigations described in section 1 above, they will also negotiate in good faith to complete and execute a more formal agreement (the “Formal Agreement”) setting out in further detail the terms and conditions of the Acquisition.  The Formal Agreement will incorporate the terms and conditions set out in this Letter of Intent together with all other terms and conditions as the parties or their legal advisors consider necessary or desirable, including representations, warranties and covenants, indemnities from the parties relating to such representations, warrants and covenants, and conditions to closing.  If each of the parties hereto are satisfied with the results of their due diligence investigations, GGMM and MR. ISIDRO intend to complete negotiations of the terms of the Formal Agreement and to execute the Formal Agreement on or before June 15 2014.  This Letter of Intent will be terminated and of no further effect, except in respect of paragraph 7, 8 and 9, if the Formal Agreements have not been signed by June 22, 2014 (the “Termination Date”).

3.

The obligations of the parties to complete the Acquisition will be subject to the satisfaction of the following of conditions:

(a)

all representations, warranties, certifications, confirmations and other statements made in or pursuant to the Formal Agreement being accurate and complete in all material respects on and as of the Closing Date;

(b)

all approvals, consents and waivers required so that the Reorganization will not:

(i)

conflict with or result in a breach of any material contract (including any license) to which GGMM or MR. ISIDRO is party or subject or of which GGMM or MR. ISIDRO has any benefit or advantage or any applicable law, regulation or order;

(ii)

result or possibly result in the termination, cancellation, acceleration, modification or suspension with respect to any such contract or any permit, license or the like held by GGMM or MR. ISIDRO; or

(iii)

violate any governmental restrictions; having been obtained;

(c)

there having been no material adverse change in the affairs, prospects or financial status of GGMM or MR. ISIDRO between the date of execution of this Letter of Intent and the Closing Date; and

The parties will cooperate with each other in obtaining satisfaction of such conditions.

Transaction Costs and Brokerage; Indemnity

4.

Each party will be responsible for its own costs (including, but not limited to, legal fees and expenses) in connection with the transactions contemplated hereby.

Confidentiality Agreements

5.

During the period before the Closing Date, GGMM and MR. ISIDRO will use their best efforts to prevent public disclosure or knowledge of the transaction contemplated hereby, without the prior approval of the other, and will maintain the confidentiality of the negotiations regarding such transaction.  The foregoing will not restrict or otherwise affect the right of GGMM or MR. ISIDRO to make or permit any disclosure:

(a)

which, in its opinion, is reasonably necessary or desirable for it to carry out and give full effect to the terms, provisions and intent hereof and the transaction contemplated hereby;

(b)

to consultants, legal advisors, financial institutions, business associates and others provided such disclosure is not intended for broad dissemination to the public;

(c)

in the case of GGMM, which the legal advisors for GGMM advise is required or advisable to ensure compliance with applicable securities laws and regulations and the applicable rules of the OTC Markets; or

(d)

as may be required by law.

Exclusive Dealing

6.

As an inducement to the parties to proceed with the due diligence investigations described in section 2 above and the preparation of the Formal Agreement (which activities it is acknowledged will involve incurring significant expenditures), each of the parties hereto hereby agrees with the other to deal exclusively and in confidence with the other in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of either of the parties hereto to complete the transaction contemplated hereby and, without limitation, each of the parties hereto hereby agree and undertake to the other that, unless consented to in writing by the other party hereto, they will not at any time on or before the earlier of the Termination Date and the date of the Formal Agreement, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any sale of their shares or property and assets or any transaction involving an amalgamation, merger, arrangement or other form of business combination involving such parties, or any issue of shares or other securities of such party or the incurrence of any indebtedness, obligations or other liabilities by such party other than in the ordinary course of its business as currently being conducted.

General

7.

Other than the obligations set forth in sections 4, 5 and 6 above, the parties will not be obligated in any manner with respect to the transactions contemplated hereby (including obligations to negotiate in good faith) unless and until the Formal Agreement is executed by the parties.

8.

This Letter of Intent will be governed by and construed in accordance with the laws of the State of Nevada.  The Parties submit to the jurisdiction of the courts of the State of Nevada and State of Sinaloa Mexico with respect to any matters arising out of this Letter of Intent.

9.

This Letter of Intent may be executed in any number of counterparts, by facsimile or otherwise, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

Please confirm that this Letter of Intent accurately sets forth your understanding of the terms of the proposed transaction and the other matters discussed herein, by signing a copy of this Letter of Intent below and returning it to us.

Yours very truly,

GOLD AND GEMSTONE MINING DE MEXICO S.R.L. DE C.V.

Per:  /s/c Ivan Mondragon Mendez

  Authorized Signatory

Confirmed this 06th day of June, 2014

Per:  /s/c ISIDRO MEDINA IBARRA.

  Authorized Signatory